Exhibit 99.1

For further information, contact:
Gina DeBoutez	Tom Hayes
Investor Relations	Corporate Communications
408-222-8373	408-222-2815
ir@marvell.com	tom@marvell.com

Marvell Technology Reports Fourth Fiscal Quarter and Fiscal Year 2011 Financial Results

Revenue: FQ411, $901 Million; FY2011, $3.61 Billion

GAAP Net Income: FQ411, $223 Million; FY2011, $904 Million

Free Cash Flow: FQ411, $213 Million; FY2011, $1.08 Billion

Increases the Authorized Share Repurchase Program from $500 Million to $1 Billion

Santa Clara, Calif. (March 3, 2011) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the fourth fiscal quarter and fiscal year 2011, ended January 29, 2011.

Revenue for the fourth quarter of fiscal 2011 was $901 million, a 7 percent increase from $843 million in the fourth quarter of fiscal 2010, ended January 30, 2010, and a 6 percent sequential decrease from $959 million in the third quarter of fiscal 2011, ended October 30, 2010.

For the fiscal year ended January 29, 2011, revenue was $3.61 billion, an increase of 29 percent over revenue of $2.81 billion for the fiscal year ended January 30, 2010.

GAAP net income for the fourth quarter of fiscal 2011 was $223 million, or $0.33 per share (diluted), compared with GAAP net income of $205 million, or $0.31 per share (diluted) for the fourth quarter of fiscal 2010. GAAP net income in the third quarter of fiscal 2011 was $256 million, or $0.38 per share (diluted).

For the year ended January 29, 2011, GAAP net income was $904 million, or $1.34 per share (diluted), compared with GAAP net income of $353 million, or $0.54 per share (diluted), for the year ended January 30, 2010.

Non-GAAP net income for the fourth quarter of fiscal 2011 increased to $273 million, or $0.40 per share (diluted), as compared with non-GAAP net income of $266 million, or $0.40 per share (diluted) for the fourth quarter of fiscal 2010. Non-GAAP net income for the third quarter of fiscal 2011 was $307 million, or $0.45 per share (diluted).

For the fiscal year ended January 29, 2011, non-GAAP net income was $1.11 billion, or $1.64 per share (diluted), as compared with non-GAAP net income of $648 million, or $0.99 per share (diluted) for the fiscal year ended January 30, 2010.

“We had a strong fiscal year for 2011 with revenues up 29% from the previous year, and free cash flow of nearly $1.1 billion or $1.60 per share. This is amongst the best in our industry and the highest free cash flow generation in the history of Marvell,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “While the results for our fourth quarter continue to be affected by seasonal declines in our mobile and wireless end markets, we are well positioned with competitive products to take advantage of the trends in the coming years.”

Marvell reports net income, basic and diluted net income per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended January 29, 2011, October 30, 2010 and January 30, 2010 and fiscal years ended January 29, 2011 and January 30, 2010, respectively, appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization and write-offs of acquired intangible assets, restructuring costs, and certain one-time expenses or benefits.

GAAP gross margin for the fourth quarter of fiscal 2011 was 58.7 percent, compared to 59.7 percent for the fourth quarter of fiscal 2010 and 59.3 percent for the third quarter of fiscal 2011. GAAP gross margin for fiscal 2011 was 59.2 percent compared to 56.3 percent for fiscal 2010.

Non-GAAP gross margin for the fourth quarter of fiscal 2011 was 59.4 percent, compared to 60.0 percent for the fourth quarter of fiscal 2010 and 59.5 percent for the third quarter of fiscal 2011. Non-GAAP gross margin for fiscal 2011 was 59.7 percent compared to 56.7 percent for fiscal 2010.

Shares used to compute GAAP net income per diluted share for the fourth quarter of fiscal 2011 were 679 million shares, compared with 669 million shares in the fourth quarter of fiscal 2010 and 675 million shares in the third quarter of fiscal 2011. Shares used to compute non-GAAP net income per diluted share for the fourth quarter of fiscal 2011 were 685 million shares, compared with 672 million shares for the fourth quarter of fiscal 2010 and 677 million shares for the third quarter of fiscal 2011.

Shares used to compute GAAP net income per diluted share for the fiscal year ended January 29, 2011 were 677 million shares as compared with 654 million shares used to compute GAAP net income per diluted share for the fiscal year ended January 30, 2010. Shares used to compute non-GAAP net income per diluted share for the fiscal year ended January 29, 2011 were 681 million shares as compared with 657 million shares for the fiscal year ended January 30, 2010.

Cash flow from operations for the fourth quarter of fiscal 2011 was $251 million, compared to the $281 million in the fourth quarter of fiscal 2010 and the $368 million reported in the third quarter of fiscal 2011. Cash flow from operations for fiscal 2011 was $1.19 billion as compared to $812 million for fiscal 2010. Free cash flow for the fourth quarter of fiscal 2011 was $213 million, down from the $253 million in the fourth quarter of fiscal 2010 and down from the $338 million reported in the third quarter of fiscal 2011. Free cash flow for fiscal 2011 was $1.08 billion as compared to $756 million in fiscal 2010. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of IP licenses.

Share Repurchase Program

Marvell also announced today that its Board of Directors has authorized the Company to repurchase up to an additional $500 million, for a total of $1 billion, of its outstanding common shares.

Marvell intends to effect the repurchase program in accordance with the conditions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The repurchase program will be subject to market conditions and other factors and does not obligate Marvell to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases, which are expected to be funded from Marvell’s current cash and short-term investments position of over $2.9 billion, may occur in open market, privately negotiated or block transactions. As of February 28, 2011, Marvell has purchased approximately $150 million under the existing repurchase authorization bringing the total available under the repurchase program up to approximately $850 million.

Conference Call

Marvell will be conducting a conference call on March 3, 2011 at 1:45 p.m. Pacific Time to discuss results for the fourth fiscal quarter and fiscal year 2011. Interested parties may join the conference call by dialing 1-866-314-5050, pass-code 63344300. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until April 3, 2011.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude stock-based compensation expense as well as charges related to acquisitions, restructuring and other charges that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP earnings per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP earnings per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of compensation costs expected to be incurred in future periods, but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/antidilutive effects of common stock options and restricted stock.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell Technology Group Ltd. (NASDAQ: MRVL) is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the term the “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our ability to deliver competitive products; the Company’s ability to fund common share purchases out of the Company’s current cash position; the types of transactions pursuant to which repurchases will be made under the share repurchase program; and statements concerning the Company’s use of non-GAAP net income and net income per share as important supplemental information. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, the Company’s reliance on major customers and suppliers; market acceptance of new products; uncertainty in the worldwide economic environment; competition in the hard disk drive industry and in mobile and wireless end markets; and other risks detailed in Marvell’s SEC filings. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended October 30, 2010 and Current Reports on Form 8-K, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements. When Marvell files its Form 10-K for fiscal year 2011, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. The Company’s results also remain subject to review by the Company’s independent registered public accounting firm.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	January 29, 2011	October 30, 2010	January 30, 2010	January 29, 2011	January 30, 2010
Net revenue	$900,513	$959,327	$842,535	$3,611,893	$2,807,687
Cost of goods sold	371,799	390,808	339,790	1,473,274	1,227,096

Gross profit	528,714	568,519	502,745	2,138,619	1,580,591
Operating expenses:
Research and development	231,836	218,420	213,024	897,578	828,176
Selling and marketing	40,444	39,751	37,144	155,481	139,404
General and administrative	26,706	29,576	22,506	104,830	171,362
Amortization and writeoff of acquired intangible assets	14,005	21,770	24,282	79,538	107,534

Total operating expenses	312,991	309,517	296,956	1,237,427	1,246,476

Operating income	215,723	259,002	205,789	901,192	334,115
Interest and other income (expense), net	10,475	(1,665)	10,249	9,270	8,995

Income before income taxes	226,198	257,337	216,038	910,462	343,110
Provision (benefit) for income taxes	3,345	1,605	11,217	6,333	(10,346)

Net income	$222,853	$255,732	$204,821	$904,129	$353,456

Basic net income per share	$0.34	$0.39	$0.32	$1.39	$0.57

Diluted net income per share	$0.33	$0.38	$0.31	$1.34	$0.54

Shares used in computing basic earnings per share	654,650	649,782	631,118	648,347	623,934
Shares used in computing diluted earnings per share	679,445	674,789	668,623	676,878	653,741

Marvell Technology Group Ltd.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	January 29, 2011	October 30, 2010	January 30, 2010	January 29, 2011	January 30, 2010
GAAP net income	$222,853	$255,732	$204,821	$904,129	$353,456
Stock-based compensation	31,279	29,541	30,559	118,405	126,599
Amortization and writeoff of acquired intangible assets	14,005	21,770	24,282	79,538	107,534
Restructuring (a)	679	259	6,452	3,183	21,663
Legal/Tax related matters (b)	4,062	—	—	8,435	38,229
Other	—	—	—	—	990

Non-GAAP net income	$272,878	$307,302	$266,114	$1,113,690	$648,471

GAAP weighted average shares - diluted	679,445	674,789	668,623	676,878	653,741
Non-GAAP adjustment	5,760	2,710	3,598	3,728	3,126

Non-GAAP weighted average shares diluted (c)	685,205	677,499	672,221	680,606	656,867

GAAP diluted net income per share	$0.33	$0.38	$0.31	$1.34	$0.54

Non-GAAP diluted net income per share	$0.40	$0.45	$0.40	$1.64	$0.99

GAAP gross profit:	$528,714	$568,519	$502,745	$2,138,619	$1,580,591
Stock-based compensation	1,776	1,818	2,375	7,522	10,690
Other	4,062	—	—	8,435	990

Non-GAAP gross profit	$534,552	$570,337	$505,120	$2,154,576	$1,592,271

GAAP gross profit as a % of revenue	58.7%	59.3%	59.7%	59.2%	56.3%
Stock-based compensation	0.2%	0.2%	0.3%	0.2%	0.4%
Other	0.5%	—	—	0.3%	0.0%

Non-GAAP gross profit	59.4%	59.5%	60.0%	59.7%	56.7%

GAAP research and development:	$231,836	$218,420	$213,024	$897,578	$828,176
Stock-based compensation	(21,789)	(19,795)	(21,702)	(82,524)	(89,766)
Restructuring	(280)	(187)	(4,342)	(1,966)	(15,046)
Legal/Tax settlement	—	—	—	—	1,820

Non-GAAP research and development	$209,767	$198,438	$186,980	$813,088	$725,184

GAAP selling and marketing:	$40,444	$39,751	$37,144	$155,481	$139,404
Stock-based compensation	(2,991)	(3,208)	(3,841)	(11,769)	(15,298)
Restructuring	—	—	1	—	(1,838)
Legal/Tax settlement	—	—	—	—	659

Non-GAAP selling and marketing	$37,453	$36,543	$33,304	$143,712	$122,927

GAAP general and administrative:	$26,706	$29,576	$22,506	$104,830	$171,362
Stock-based compensation	(4,723)	(4,720)	(2,641)	(16,590)	(10,845)
Restructuring	(399)	(72)	(2,111)	(1,217)	(4,779)
Legal/Tax settlement	—	—	—	—	(71,842)

Non-GAAP general and administrative	$21,584	$24,784	$17,754	$87,023	$83,896

(a)	Amounts represent restructuring-related charges, including severance costs from reductions in force and asset impairment, as well as a charge related to facilities impairment.
(b)	The three months ended January 29, 2011 includes the portion of a litigation settlement related to the previous periods. The year ended January 29, 2011 include an amount representing the portion of IP litigation settlements related to previous fiscal years from 2003 through 2010. The year ended January 30, 2010 includes a $72.0 million charge in connection with the settlement of a class action litigation. This is offset by a $27.3 million benefit in fiscal 2010 resulting from the expiration of the statute of limitations related to a tax contingency reserve, in addition to a $5.3 million income tax benefit related to the adjustment of a prior year deferred tax asset.
(c)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of stock compensation costs attributable to future services and not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 29, 2011	January 30, 2010
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$2,930,030	$1,796,717
Accounts receivable, net	459,406	356,796
Inventories	245,448	241,541
Prepaid expenses and other current assets	77,763	70,491

Total current assets	3,712,647	2,465,545
Property and equipment, net	358,440	342,497
Long-term investments	26,226	34,281
Goodwill and acquired intangible assets, net	2,129,464	2,176,763
Other non-current assets	111,380	151,854

Total assets	$6,338,157	$5,170,940

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$332,007	$283,362
Accrued liabilities	232,007	207,189
Deferred income	76,161	59,396
Current portion of capital lease obligations	511	1,940

Total current liabilities	640,686	551,887
Capital lease obligations, net of current portion	—	511
Other long-term liabilities	175,602	200,563

Total liabilities	816,288	752,961

Shareholders’ equity:
Common stock	1,317	1,277
Additional paid-in capital	4,805,588	4,607,844
Accumulated other comprehensive income (loss)	1,092	(885)
Retained earnings (accumulated deficit)	713,872	(190,257)

Total shareholders’ equity	5,521,869	4,417,979

Total liabilities and shareholders’ equity	$6,338,157	$5,170,940

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Cash flows from operating activities:
Net income	$222,853	$204,821	$904,129	$353,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,199	24,238	93,190	99,214
Stock-based compensation	31,279	30,559	118,405	126,599
Amortization and writeoff of acquired intangible assets	14,005	24,282	79,538	107,534
Facilities impairment	—	3,986	1,140	3,986
(Gain) loss on investments	3,940	1,667	13,508	1,667
Fair market value adjustment to acquired inventory sold	—	(1,626)	(2,391)	(15,509)
Excess tax benefits from stock-based compensation	(230)	(472)	(899)	(677)
Deferred income taxes	10,599	7,225	4,113	13,356
Gain on sale of equity investment	(5,927)	(4,938)	(5,927)	(4,938)
Changes in assets and liabilities:
Restricted cash	—	—	—	24,500
Accounts receivable	8,569	37,523	(102,610)	(134,695)
Inventories	(17,120)	(889)	(1,264)	82,659
Prepaid expenses and other assets	53,954	(11,885)	50,236	(4,326)
Accounts payable	(21,471)	(30,060)	42,464	142,002
Accrued liabilities and other	(56,007)	10,420	(38,059)	(32,268)
Accrued employee compensation	(5,755)	(1,857)	21,210	33,292
Deferred income	(12,055)	(11,877)	16,765	15,661

Net cash provided by operating activities	250,833	281,117	1,193,548	811,513
Cash flows from investing activities:
Purchases of investments	(240,817)	(379,981)	(1,264,517)	(806,979)
Sales and maturities of investments	190,021	108,044	868,759	118,362
Cash paid for acquisitions, net	(8,767)	—	(29,446)	—
Proceeds from sales of equity investments	9,192	—	9,192	—
Purchases of technology licenses	(10,495)	(3,048)	(23,144)	(15,598)
Purchases of property and equipment	(26,906)	(25,006)	(90,173)	(39,814)

Net cash used in investing activities	(87,772)	(299,991)	(529,329)	(744,029)
Cash flows from financing activities:
Repurchase of common stock	(26,892)	—	(87,486)	—
Proceeds from employee stock plans	68,281	76,896	165,954	111,645
Principal payments on capital lease obligations	(500)	(461)	(1,940)	(1,787)
Excess tax benefits from stock-based compensation	230	472	899	677

Net cash (used in) provided by financing activities	41,119	76,907	77,427	110,535

Net increase (decrease) in cash and cash equivalents	204,180	58,033	741,646	178,019

Cash and cash equivalents at beginning of period	1,642,894	1,047,395	1,105,428	927,409

Cash and cash equivalents at end of period	$1,847,074	$1,105,428	$1,847,074	$1,105,428